Exhibit 99.1

FOR IMMEDIATE RELEASE

THT HEAT TRANSFER TECHNOLOGY ANNOUNCES FIRST QUARTER 2011 RESULTS

     First quarter sales revenue increased by 38.74% year-over-year;
Gross profit increased by 42.30%% year-over-year
Net income attributable to common stockholders increased by 77.17% year-over-year

SIPING, CHINA — May 16, 2011 — THT Heat Transfer Technology, Inc. (NASDAQ:THTI, “the Company”, or “THT”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its unaudited financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Financial Highlights

  Sales revenue increased by 38.74% year-over-year to US$14.05 million.
  Gross profit increased by 42.30% year-over-year to US$6.04 million.
  Gross margin was 43.00%, compared to 41.92% for the first quarter of 2010.
  Operating income increased by 82.79% year-over-year to US$3.28 million.
  Net income attributable to common stockholders increased by 77.17% year-over-year to US$2.66 million.
  Basic and fully diluted net income per share was US$0.13, compared with net income per share of US$0.09 for the first quarter of 2010.

Chairman and Chief Executive Officer Guohong Zhao commented, “I am pleased to announce a strong start to 2011, characterized by new contract wins and ongoing growth within our shell-and-tube heat exchangers, plate heat exchangers (“PHEs”) and heat exchanger units divisions. These factors contributed to year-over-year revenue growth of nearly 38.74%, which exceeded our initial guidance. Furthermore, our efforts to optimize our product mix and streamline our cost structure have successfully translated into improved margins and bottom line growth outpacing that of our top line.

“In the first quarter we continued to benefit from many of the industry trends seen in 2010. Our energy efficient platform, comprehensive portfolio and total solutions capabilities enabled to us to capitalize on these favorable dynamics and win several new, major contracts within the metallurgy and petrochemicals industries. Contract wins in the first quarter with prestigious names such as Shanxi Zhaofeng Aluminum Co., Liulinxian Senze Coal Aluminum Co., Xinfa Technology Development Co. and Beijing Yanshan Yulong Petrochemical Engineering Co. totaling almost RMB24 million, demonstrate that our strong reputation for innovative and high quality offerings clearly differentiates us from other industry players and enables to us to expand our customer base.

“Looking ahead, our attractive value proposition, broad suite of solutions and solid execution ability will continue to drive our growth as rapid urbanization and carbon-reducing government stimulus incentives fuel overall industry demand. As a result, we anticipate revenue in the range of US$12.00 million - US$14.00 million in the second quarter 2011.”

First Quarter 2011 Financial Results

Revenue

Sales revenue for the first quarter 2011 increased by US$3.92 million, or 38.74%, to US$14.05 million, from US$10.13 million during the same period in 2010. The increase was primarily attributable to a growth in sales across three of the Company’s product lines - shell-and-tube heat exchangers, PHEs and heat exchanger units.

Sales volume for the three months ended March 31, 2011 amounted to approximately 928 units, an increase of 378 units or 68.73%, as compared with 550 units for the three month period ended March 31, 2010.

Sales revenue of shell-and-tube heat exchangers was US$2.86 million, an increase of 1,505.31% from $0.18 million in the same quarter in 2010, primarily due to a significant increase in orders driven by China’s favorable government policies in clean tech industry. Sales revenue of PHEs was US$5.62 million, an increase of 32.20% from $4.25 million for the same period of 2010, primarily due to the market acceptance of the Company’s excellent total solution and high quality products in the metallurgy, petrochemical and shipbuilding industries. In addition, sales revenue from heat exchanger units amounted to approximately $4.25 million in the three months ended March 31, 2011, up 8.54% compared with the same period in 2010.

Cost of Sales

Cost of sales for the first quarter 2011 grew 36.16% to US$8.01 million from US$5.88 million in first quarter 2010. The increase in cost of sales was mainly attributable to the significant increase in the Company’s sales volume and sales revenue in the first quarter of 2011. Cost of sales as a percentage of total revenues was approximately 57.00% and approximately 58.08% for the first quarter 2011 and 2010, respectively. The decrease in cost of sales as a percentage of revenue was mainly attributable to the increase in the average unit price of THT’s products in the first quarter in 2011 compared with the same period in 2010.

Gross Profit and Gross Margin

Gross profit increased approximately US$1.80 million, or 42.30%, to approximately US$6.04 million for the three months ended March 31, 2011 from approximately US$4.25 million for the same period in 2010. Gross margin, measured in gross profit as a percentage of sales revenue increased to 43.00% for the three months ended March 31, 2011, as compared to approximately 41.92% during the same period in 2010.

Operating Expenses

Administrative expenses decreased approximately US$0.07 million, or 8.52%, to approximately US$0.71 for the three months ended March 31, 2011 from approximately US$0.78 million for the same period in 2010. The decrease was mainly attributable to a reversal of allowance for doubtful accounts amounting to US$0.27 million for the three months ended March 31, 2011.

Research and development expenses increased approximately US$0.17 million, or 100.34%, to approximately US$0.35 million for the three months ended March 31, 2011 from approximately US$0.17 million for the same period in 2010. The increase was mainly due to the Company’s continued investment in the development of new products.

Selling expenses increased approximately US$0.20 million, or 13.49%, to approximately US$1.70 million for the three months ended March 31, 2011 from approximately US$1.50 million for the same period in 2010. The increase was mainly attributable to the Company’s market expansion which resulted in higher travel expenses and transportation costs.

Accordingly, total operating expenses increased approximately US$0.31 million, or 12.63%, to approximately US$2.76 million for the three months ended March 31, 2011 from approximately US$2.45 million for the same period in 2010.

Income Before Income Taxes

Income before income taxes was approximately US$3.11 million for the three months ended March 31, 2011, compared with approximately US$1.75 million for the same period in 2010.

Income Tax

Income taxes increased to US$0.42 million in the first quarter 2011 from US$0.32 million in the same period 2010.

Net Income

Net income attributable to common shareholders was US$2.66 million in the first quarter 2011, an increase of 77.17% compared to US$1.50 million in the same period 2010.

Basic and fully diluted net income per share was US$0.13 in the first quarter 2011, compared with US$0.09 in the same period of 2010.

Liquidity

Cash and cash equivalents was US$9.85 million as of March 31, 2011 compared with US$18.44 million as of December 31, 2010.

During the quarter, there was a net cash outflow of US$8.59 million, compared with a net cash outflow of US$2.84 million in the third quarter of 2010. The change was mainly due to the cash flow used in operating activities, which was US$6.49 million, including prepayment for purchase of the raw materials in the amount of US$4.60 million in anticipation of the production requirements for the upcoming second quarter; and higher income tax as THT’s net income increased. In addition, net cash used in investing activities increased to $1.33 million in the three months ended March 31, 2011, compared with $0.35 million in the same period in fiscal year 2010. The net cash used in investing activities during the period ended March 31, 2011 was primarily used for the acquisition of land use right and purchase of equipments.

Second Quarter Fiscal 2011 Guidance

THT expects to generate net revenues in the range of US$12.00 million to US$14.00 million in second quarter fiscal 2011, compared with US$12.18 million in the same period of 2010. This represents the Company’s preliminary view, and is subject to change.

Conference Call

THT’s senior management will host a conference call at 8:00 am (Eastern) / 5:00 am (Pacific) / 8:00 pm (Beijing) on May 17, 2011 to discuss the first quarter 2011 financial results and recent business activity. The conference call may be accessed by calling:

US Toll Free:	1-800-860-2442
International Toll:	+1 412-858-4600
Canadian Toll Free:	1-866-605-3852
China (North) Toll Free:	10-800-712-2304
China (South) Toll Free:	10-800-120-2304
Hong Kong Toll Free:	800-962475
Passcode:	THT Heat Transfer Technology

Please dial in approximately 10 minutes before the scheduled time of the call.

A replay of the conference call may be accessed by phone at the following numbers until Wednesday, May 25, 2011:

US Toll Free:	1-877-344-7529
International Toll:	+1 412-317-0088
Passcode:	450909

A live webcast of the conference call and replay will be available on the investor relations page of THT's website at: http://www.tht.cn/ir.asp.

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

The Company:
Mr. Jianjun He
Chief Financial Officer
THT Heat Transfer Technology, Inc.
Tel:+86 434 3266779
Email: IR@tht.cn

Investor Relations (Beijing):

Xiaoyan Su
Taylor Rafferty
Tel: +86 63100088 ext. 858
Email: tht@taylor-rafferty.com

Investor Relations (US):

Kelly Gawlik
Taylor Rafferty
Tel: +1 212 889 4350
Email: tht@taylor-rafferty.com

- FINANCIAL TABLES FOLLOW -

THT Heat Transfer Technology, Inc.
Unaudited Condensed Consolidated Balance Sheets
As of March 31, 2011 and December 31, 2010
(Stated in US Dollars thousands)

	March 31, 2011	December 31,2010

Assets
Current assets
Cash and cash equivalents	$9,847	$18,438
Restricted cash	2,501	1,678
Accounts receivable, net	29,774	25,652
Inventories, net	10,679	13,706
Other current assets	11,681	7,042
Total current assets	64,482	66,516
Long-term accounts receivable	1,816	1,409
Other non-current assets	8,935	7,803
Total assets	$75,233	$75,728

Liabilities
Current liabilities
Short-term bank loans	$10,654	$10,619
Other current liabilities	15,838	19,218
Total current liabilities	26,492	29,837
Long-term debt	-	-
Total liabilities	26,492	29,837
Total shareholders equity	48,775	45,953
Noncontrolling interests	(34)	(62)
Total liabilities and equity	$75,233	$75,728

THT Heat Transfer Technology, Inc.
Unaudited Condensed Consolidated Statements of Income
(Stated in US Dollars thousands)

	Three months ended March 31,
	(unaudited)
	2011	2010

Sales revenue	14,053	10,129
Cost of sales	8,010	5,883

Gross profit	6,043	4,246

Operating expenses
Administrative expenses	713	779
Research and development expenses	347	173
Selling expenses	1,700	1,498

Total operating expenses	2,760	2,450

Operating income	3,283	1,796
Interest income	14	4
Other income	5	86
Financial costs	(193)	(132)

Income before income taxes	3,109	1,754
Income taxes	(425)	(318)

Net income before noncontrolling interests	2,684	1,436
Net loss attributable to noncontrolling interest	(27)	63

Net income attributable to the equity stockholders	2,657	1,499

Earnings per share attributable to THT Heat Transfer Technology Inc. common stockholders	$0.13	$0.09

Weighted average number of shares outstanding
- Basic and diluted	20,453,500	16,000,000

THT Heat Transfer Technology, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
For the three months ended March 31, 2011 and 2010
(Stated in US Dollars thousands)

	Three months ended March 31,
	(unaudited)
	2011	2010
Net cash used in operating activities	$(6,488)	$(2,396)
Net cash used in investing activities	(1,327)	(350)
Net cash used in financing activities	(816)	(111)
Effect of exchange rate changes on cash and cash equivalents	39	16
Net decrease in cash and cash equivalents	(8,592)	(2,841)
Cash and cash equivalents at beginning of the period	18,439	5,380
Cash and cash equivalents at end of the period	9,847	2,539